For Immediate Release
April 21, 2006

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2006 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2006. Net income for the quarter was $59.6 million, an increase of $8.8 million, or 17.2 percent from the same period in 2005. Assets rose 2.5 percent to $79.1 billion at the end of the quarter compared to year-end 2005. Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Advances to members and the Mortgage Purchase Program (MPP) – grew 5.5 percent in the first quarter to $52.7 billion, compared to year-end 2005. The FHLBank also added $9.9 million to retained earnings.

Assets and Mission Asset Activity

Assets were $79.1 billion on March 31, up 2.5 percent from year-end 2005. The balance of Mission Asset Activity stood at $52.7 billion on March 31, up 5.5 percent from year-end 2005. The principal balance of Advances rose 6.7 percent to $42.8 billion from year-end 2005 while the average balance for the first quarter of 2006 was $45.7 billion, up 0.7 percent compared to the same period of 2005.

The principal balance of mortgage loans held for portfolio grew 0.1 percent to $8.3 billion from year-end 2005. The FHLBank executed $316 million of new mortgage purchase commitments in the first quarter, while principal paydowns totaled $257 million.

Operating Results and Profitability

Net income in the first quarter was $59.6 million, up 17.2 percent from the same quarter a year ago. Return on average equity was 6.48 percent in the first quarter, an increase of 1.30 percentage points from the first quarter of 2005. Net interest income for the quarter rose to $92.3 million, up 19.2 percent from a year earlier. Average net interest margin grew to 0.47 percent in the first quarter, compared to 0.39 percent a year earlier.

Capital Stock and Retained Earnings

Capital stock was $3.6 billion on March 31, up 1.4 percent from year-end 2005. Retained earnings grew to $217.7 million on March 31, up $9.9 million or 4.8 percent since year-end 2005.

New Dividend Declaration Policy Adopted

At its April 20 meeting, the FHLBank’s Board of Directors (Board) adopted a new dividend declaration policy. Historically, dividends have been declared in the last month of a quarter based on that quarter’s estimated earnings and average stock balances and have been paid on the last day of the quarter. Effective with the Board’s decision, dividends will be declared and paid after the close of a quarter based upon the quarter’s actual earnings and average stock balances. Thus, any dividend declared and paid during the second quarter of 2006 will be based on first-quarter 2006 earnings and average stock balances. The Board believes that this policy change removes any uncertainty involved in declaring dividends based on estimated earnings.

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The Federal Home Loan Bank of Cincinnati is a $79.1 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 739 member financial institutions located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 district FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
	____2006____	____2005___
Total assets	$79,135.3	$77,179.9
Advances (principal)	42,837.3	40,157.1
Mortgage loans (principal)	8,334.0	8,324.3
Capital stock	3,552.7	3,503.5
Retained earnings	217.7	207.8
Total capital	3,766.3	3,709.1
Capital to assets ratio[1]	4.76%	4.81%

1 GAAP, at end of period.

OPERATING RESULTS

	For the quarter ended March 31
	_____2006____	____2005____
Net interest income	$92.3	$77.4
Other income	1.3	1.9
Other expense	11.8	10.1
Assessments	22.2	18.4

Net income	$59.6	$50.8

PROFITABILITY

Return on average equity	6.48%	5.18%
Net interest margin	0.47	0.39
Annualized dividend rate	5.75	4.50

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